SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*

                                   Belo Corp.
                                (Name of Issuer)

                              Series A Common Stock
                         (Title of Class of Securities)

                                    080555105
                                 (CUSIP Number)

                                December 31, 2008
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

     [X] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [ ] Rule 13d-1(d)






                               (Page 1 of 9 Pages)
---------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 CUSIP No. 080555105                 13G/A                  Page 2 of 9 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              GOLDENTREE ASSET MANAGEMENT LP
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                         Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                             -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                             3,410,624
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                             -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                             3,410,624
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                             3,410,624
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                             3.86%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                             IA
-----------------------------------------------------------------------------
                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 080555105                 13G/A                   Page 3 of 9 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                              GOLDENTREE ASSET MANAGEMENT LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                           Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              -0-
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              3,410,624
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              -0-
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              3,410,624
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                              3,410,624
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               3.86%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               OO
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 080555105                 13G/A                   Page 4 of 9 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO.
            OF ABOVE PERSONS (ENTITIES ONLY)
                                             STEVEN A. TANANBAUM
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                                  (a)  [X]
                                                                  (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                                              United States of America
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                                              42,000
SHARES         --------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                                              3,410,624
OWNED BY       --------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                                              42,000
REPORTING      --------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                              3,410,624
-----------------------------------------------------------------------------
     (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED
             BY EACH REPORTING PERSON
                                              3,452,624
-----------------------------------------------------------------------------
     (10)    CHECK BOX IF THE AGGREGATE AMOUNT
             IN ROW (9) EXCLUDES CERTAIN SHARES **                       [ ]
-----------------------------------------------------------------------------
     (11)    PERCENT OF CLASS REPRESENTED
             BY AMOUNT IN ROW (9)
                                               3.91%
-----------------------------------------------------------------------------
     (12)    TYPE OF REPORTING PERSON **
                                               IN
-----------------------------------------------------------------------------
                    ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 080555105                 13G/A                    Page 5 of 9 Pages

Item 1(a).     Name of Issuer:

     The name of the issuer is Belo Corp. (the "Company").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The Company's principal executive office is located at P.O. Box 655237, Dallas, TX 75265-5237

Item 2(a).     Name of Person Filing:

     This statement is filed by:

             (i) GoldenTree Asset Management LP, a Delaware limited Partnership registered as an investment adviser with the U.S. Securities and Exchange Commission (the "Investment Manager"), which serves as the investment manager of certain investment funds (the "Funds"), with respect to shares of Common Stock (as defined in Item 2(d) below) held in such Funds' respective accounts;

            (ii) GoldenTree Asset Management LLC, a Delaware limited liability company ("IMGP"), which serves as the general partner of the Investment Manager, with respect to shares of Common Stock (as defined in Item 2(d) below) held in the Funds' respective accounts;

           (iii) Mr. Steven A. Tananbaum ("Mr. Tananbaum"), who serves as the managing member of IMGP with respect to the shares of Common Stock (as defined in Item 2(d) below) held in the Funds' Respective accounts.

     The Investment Manager, IMGP and Mr. Tananbaum are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

CUSIP No. 080555105                 13G/A                    Page 6 of 9 Pages

Item 2(b).     Address of Principal Business Office or, if None, Residence:

     The address of the business office of each of the Reporting Persons is 300 Park Avenue, 21st Floor, New York, N.Y. 10022.

Item 2(c).     Citizenship:

     The Investment Manager and IMGP are organized under the laws of the State of Delaware. Mr. Tananbaum is a citizen of the United States of America.

Item 2(d).     Title of Class of Securities:

     Series A Common Stock (the "Common Stock")

Item 2(e).  CUSIP Number:

     080555105

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a)  [ ] Broker or dealer registered under Section 15 of the Act,

          (b)  [ ] Bank as defined in Section 3(a)(6) of the Act,

          (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                   Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e)  [X] Investment Adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1(b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 080555105                 13G/A                    Page 7 of 9 Pages

Item 4.   Ownership.

     A.   GoldenTree Asset Management LP

            (a) Amount beneficially owned: 3,410,624
            (b) Percent of class: 3.86% The percentages used herein and in the rest of this Schedule 13G/A are calculated based upon the 88,358,521 shares of Common Stock issued and outstanding as of September 30, 2008 as reflected in the Company's Form 10-Q for the quarterly period ended September 30, 2008.
            (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 3,410,624
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the
                     disposition: 3,410,624

     B.   GoldenTree Asset Management LLC

            (a) Amount beneficially owned: 3,410,624
            (b) Percent of class: 3.86%
            (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: -0-
                (ii) Shared power to vote or direct the vote: 3,410,624
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the
                     disposition: 3,410,624

     C.   Steven A. Tananbaum

            (a) Amount beneficially owned: 3,452,624
            (b) Percent of class: 3.91%
            (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: 42,000
                (ii) Shared power to vote or direct the vote: 3,410,624
                (iii) Sole power to dispose or direct the disposition: -0-
                (iv) Shared power to dispose or direct the
                     disposition: 3,410,624

CUSIP No. 080555105                 13G/A                    Page 8 of 9 Pages


Item 5.     Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.     Identification and Classification of Members of the Group.

     See Item 2.

Item 9.     Notice of Dissolution of Group.

     Not applicable.

Item 10.    Certification.

     Each of the Reporting Persons hereby makes the following certification:

     By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 080555105                 13G/A                    Page 9 of 9 Pages

                                 SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

DATED:  February 6, 2009


                                      /s/ Steven A. Tananbaum
                                      -------------------------------------
                                      Steven A. Tananbaum, individually and as
                                      senior managing member of GoldenTree
                                      Asset Management GP, LLC for itself and
                                      as the general partner of GoldenTree
                                      Asset Management LP